Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
April 28, 2004
News Media
	Timothy Sargeant	(202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
Melissa E. Adams (202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS SECOND QUARTER RESULTS AND REAFFIRMS
FISCAL YEAR 2004 GUIDANCE

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company and other energy-related subsidiaries, today reported net income of $78.1 million, or $1.60 per share, for the three months ended March 31, 2004, the second quarter of its fiscal year 2004. This compares to net income of $81.0 million, or $1.66 per share, for the same quarter of fiscal year 2003. Unless otherwise noted, earnings per share amounts are presented in this news release on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

     Excluding the effects of colder-than-normal weather, gains from the sale of real estate in both periods and other unique transactions, the Company’s earnings per share from normal operations for the second quarter of fiscal year 2004 were $1.28 per share as compared to $1.32 per share for the same quarter of fiscal year 2003. Earnings from normal operations for the current quarter reflect increased utility operation and maintenance expenses. These higher expenses include certain items, such as severance expenses, that are unlikely to continue at the same level. The higher expenses were partially offset by the favorable impacts of customer growth and positive regulatory decisions. The Company reviews its financial results from normal operations (based on normal weather and uninfluenced by unique, non-repeating transactions) to monitor its progress towards achieving its five-year financial goals and guidance. A reconciliation of the Company’s earnings per share reported in accordance with Generally Accepted Accounting Principles of the United States of America (GAAP) to earnings per share from normal operations is attached to this press release.

     Commenting on second quarter results and the outlook for the remainder of the year, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “Our strong second quarter earnings reflect the benefits of colder-than-normal weather and our success in generating shareholder value from unregulated opportunities. Normal operating results were enhanced by a continued focus on customer growth that was reflected by the addition of nearly 25,000 new customers and our success in securing timely, compensatory rates that more accurately reflect the cost of providing service to customers.” DeGraffenreidt added, “Despite the increase in operation and maintenance expenses this quarter, we believe that the benefits of continued process improvements will help us manage our operating costs going forward and result in strong fiscal year 2004 earnings.”

Summary of Results

     The Company’s utility operations are weather sensitive, with a significant portion of its revenue coming from deliveries of natural gas to residential and commercial heating customers. Weather, when measured by heating degree days, was ten percent colder than normal for the second fiscal quarter ended March 31, 2004, enhancing earnings per share by $0.20. Weather was 16 percent colder than normal for the same quarter last fiscal year, contributing an additional $0.29 per share to earnings for that quarter. Also contributing to earnings for the current quarter was a 2.6 percent increase in active customers, coupled with favorable rate decisions in the Washington, D.C., Maryland and Virginia service areas.

     During the second quarter of the current fiscal year, the Company also realized an after-tax gain of $5.8 million, or $0.12 per share, from the sale of an affiliated interest in two buildings that are part of a commercial development project. In the same period last year, the Company realized an after-tax gain of $2.5 million, or $0.05 per share, from the sale of its former headquarters property.

     For the first six months of fiscal year 2004, the Company’s net income was $117.6 million, or $2.41 per share, as compared to net income of $132.6 million, or $2.72 per share, reported for the same period in fiscal year 2003. Weather was seven percent colder than normal for the current six-month period, improving net income by $0.20 per share. The 18 percent colder-than-normal weather for the same six months of the prior fiscal year contributed an additional $0.46 per share to net income for that period. The after-tax gain of $5.8 million, or $0.12 per share, realized during the current six-month period from the sale of real estate, as discussed above, was more than offset by amounts recorded in the corresponding period of the prior year, including (i) an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property, (ii) an after-tax gain of $926,000, or $0.02 per share, from the sale of its interest in a land development venture, and (iii) a favorable income tax adjustment of $2.7 million, or $0.06 per share. The current six-month period also reflects additional depreciation expense of $3.5 million (pre-tax), or $0.04 per share, recorded in connection with a Virginia rate order. Excluding the effects of colder-than-normal weather, gains from the sale of real estate, a tax adjustment and the recording of additional depreciation expense, the Company’s earnings per share from normal operations for the first six months of fiscal year 2004 were $2.13 per share, unchanged from the same period of fiscal year 2003.

     Commenting on the Company’s year-to-date performance, DeGraffenreidt remarked, “Our solid financial results position us well to advance towards our five-year financial objectives. These objectives include delivering five percent annual average earnings growth from normal operations over the next five years, maintaining free cash flow in excess of capital expenditures, and maintaining a strong balance sheet and credit ratings. Together these objectives enable us to accomplish the fourth objective which is to reward our shareholders by supporting sustainable dividend growth and building on our record of 28 consecutive years of increases backed by 153 consecutive years of payouts.”

Three Months Ended March 31, 2004

     Regulated Utility Operations

     The regulated utility segment’s net income was $74.2 million, or $1.52 per share, for the three months ended March 31, 2004, compared to net income of $82.1 million, or $1.68 per share, for the same three-month period of the prior fiscal year. The change in net income primarily reflects a decrease in total gas deliveries to firm customers that fell 19 million therms, or three percent, to 650 million therms delivered during the current quarter. Weather was five percent warmer in the current quarter as compared to the same period last year. Weather for the second quarter of fiscal year 2004 was ten percent colder than normal, compared to 16 percent colder-than-normal weather for the same quarter last fiscal year.

     In addition to the increase in active customer meters from the end of the same quarter of the prior fiscal year, earnings for the current quarter benefited from the impact of rate changes that went into effect in Maryland on November 6, 2003, the District of Columbia on November 24, 2003, and Virginia on February 26, 2004. The Virginia rate increase went into effect pursuant to the regulations of the State Corporation Commission of Virginia (SCC of VA), and is subject to refund pending the SCC of VA’s final decision on the expedited rate case that Washington Gas filed on January 27, 2004. The Company’s financial results reflect a provision for rate refunds to customers, representing management’s judgment of the rate case outcome.

     The regulated utility’s operation and maintenance expenses increased during the current quarter when compared to the corresponding quarter of the prior fiscal year, reflecting higher labor and benefit costs due primarily to employee severance costs in the current period and increased group insurance costs. The current period also reflects increased outside services costs associated with implementing the provisions of the Sarbanes-Oxley Act, as well as higher uncollectible accounts expense. In addition to higher operation and maintenance expenses for the second quarter of fiscal year 2004, earnings comparisons for the regulated utility’s results were affected by the inclusion in the second quarter of fiscal year 2003 of an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property.

     Non-Utility Operations

     The Company’s non-utility operations reported net income of $3.9 million, or $0.08 per share, for the three months ended March 31, 2004, as compared to a net loss of $1.2 million, or $0.02 per share, reported for the same quarter of the prior year. Current period earnings for the Company’s non-utility operations were favorably affected by the inclusion in the second quarter of fiscal year 2004 of an after-tax gain of $5.8 million, or $0.12 per share, from the Company’s sale of an affiliated interest in two buildings at Maritime Plaza, a commercial development project in which the Company had a carried interest.

     The retail energy-marketing segment reported a net loss of $183,000 for the current three-month period, an improvement over a reported net loss of $598,000 for the corresponding quarter of the prior year. The Company’s commercial heating, ventilating and air conditioning (HVAC) business reported a net loss of $774,000 for the second quarter of fiscal year 2004, as compared to a net loss of $231,000 for the same quarter of the prior year.

Six Months Ended March 31, 2004

     Regulated Utility Operations

     The regulated utility segment’s net income was $108.9 million, or $2.23 per share, for the first six months of fiscal year 2004, compared to net income of $129.0 million, or $2.65 per share, for the corresponding six-month period of the prior fiscal year. Weather was ten percent warmer in the current six-month period than in the comparable period of the prior fiscal year. Firm gas deliveries of 1.05 billion therms for the six months ended March 31, 2004 were six percent lower than firm deliveries for the same six months of the prior fiscal year. Favorably contributing to earnings for the current six-month period was a 2.6 percent increase in active customer meters, and the impact of rate decisions put into effect in all three jurisdictions, as discussed previously.

     Current year-to-date earnings for the regulated utility segment also reflect higher operation and maintenance expenses due primarily to higher labor and benefit costs that were partially offset by lower expenses associated with uncollectible accounts. The regulated utility segment also incurred higher depreciation and amortization expense attributable to plant investment, as well as the effect of the December 18, 2003 final order issued by the SCC of VA that required the Company to implement higher depreciation rates effective for an earlier period, which resulted in the Company recording additional depreciation expense in the first quarter of 2004 of $3.5 million (pre-tax), or $0.04 per share, applicable to the period from January 1, 2002 through November 12, 2002. The inclusion in the first six months of fiscal year 2003 of an after-tax gain of $2.5 million, or $0.05 per share, from the sale of the Company’s former headquarters property, as well as an adjustment to income taxes of $2.7 million, or $0.06 per share, contributed to the earnings comparison for the first six months of fiscal year 2004.

     Non-Utility Operations

     Net income for the Company’s non-utility operations of $8.7 million, or $0.18 per share, for the first six months of fiscal year 2004 improved by $5.2 million, or $0.11 per share, over the same period of the prior fiscal year. Earnings for the current six-month period were favorably affected by the inclusion in the second quarter of fiscal year 2004 of an after-tax gain of $5.8 million, or $0.12 per share, from the Company’s sale of an affiliated interest in two buildings at Maritime Plaza, a commercial development project in which the Company had a carried interest. In the same period last year, the Company realized an after-tax gain of $926,000, or $0.02 per share, from the sale of its interest in a land development venture.

     Net income for the retail energy-marketing segment of $4.6 million, or $0.10 per share, contributed $925,000, or $0.02 per share, to the year-over-year improvement due to higher gross margins from the sale of natural gas, partially offset by lower gross margins on the sale of electricity. The Company’s HVAC business reported a net loss of $1.3 million, or $0.03 per share, for the six months ended March 31, 2004, as compared to a net loss of $616,000, or

$0.01 per share, for the corresponding period of the prior fiscal year, due to reduced revenues and lower gross margins.

Earnings Outlook

     DeGraffenreidt said, “Looking to the future, we continue to estimate our earnings for the full fiscal year 2004 to be in the range of $1.87 to $1.97 per share. This includes projected full fiscal year 2004 earnings for our unregulated businesses to be in the range of $0.13 to $0.17 per share. The annual guidance includes an estimate for the third quarter ending June 30, 2004 to be a seasonal net loss in the range of $0.12 to $0.22 per share. This guidance includes the effect of actual weather through April 25, 2004, and an expectation of normal weather thereafter.” DeGraffenreidt added, “These projections include an estimate of the outcome of the pending rate case in Virginia for which higher rates went into effect subject to refund on February 26, 2004, and exclude the effect of any other unusual items that could arise in the future.”

Other Information

     The Company will hold a conference call at 10:30 a.m. Eastern time on April 29, 2004 to discuss its second quarter financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through June 1, 2004.

     Headquartered in Washington, D.C., WGL Holdings is the parent company of Washington Gas Light Company, a natural gas utility that serves almost 990,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focus primarily on retail energy-marketing and commercial heating, ventilating and air conditioning services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

     Note: This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     As previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in credit market conditions and creditworthiness of customers and suppliers; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; terrorist activities; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

     (Please see the following comparative statements for additional information. Also attached is a reconciliation of the Company’s earnings per share reported in accordance with GAAP to earnings per share from normal operations.)

WGL Holdings, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands, except per share data)	2004	2003	2004	2003	2004	2003

UTILITY OPERATIONS
Operating Revenues	$588,648	$620,208	$963,962	$995,200	$1,269,819	$1,274,281
Less: Cost of gas	336,986	366,763	535,764	559,299	673,026	702,715
Revenue taxes	20,510	16,029	34,279	25,816	48,928	33,721

Utility Net Revenues	231,152	237,416	393,919	410,085	547,865	537,845

Other Operating Expenses
Operation and maintenance	62,395	56,046	117,603	111,179	222,679	216,922
Depreciation and amortization	22,961	21,189	48,166	40,804	90,911	78,026
General taxes	10,782	11,849	20,653	21,457	37,037	37,714
Income tax expense	49,629	54,443	74,387	82,343	60,677	57,559

Utility Other Operating Expenses	145,767	143,527	260,809	255,783	411,304	390,221

Utility Operating Income	85,385	93,889	133,110	154,302	136,561	147,624

NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	265,680	222,692	467,938	396,633	797,536	690,490
Heating, ventilating and air conditioning (HVAC)	7,246	7,551	14,780	18,140	32,161	47,255
Other non-utility activities	678	622	861	1,120	1,180	1,954
Operating Expenses
Non-utility operating expenses	(275,821)	(232,584)	(478,613)	(411,698)	(828,455)	(736,556)
Equity loss in 50%-owned residential HVAC investment (pre-tax)	—	—	—	—	—	(2,580)
Residential HVAC impairment	—	—	—	—	—	(2,131)
Income tax (expense) benefit	410	785	(2,114)	(2,407)	125	(1,923)

Non-Utility Operating Income (Loss)	(1,807)	(934)	2,852	1,788	2,547	(3,491)

TOTAL OPERATING INCOME	83,578	92,955	135,962	156,090	139,108	144,133
Other Income (Expenses) — Net	5,553	(85)	4,633	631	4,809	(992)

INCOME BEFORE INTEREST EXPENSE	89,131	92,870	140,595	156,721	143,917	143,141
Interest expense	10,746	11,577	22,337	23,476	45,242	46,112
Dividends on Washington Gas preferred stock	330	330	660	660	1,320	1,320

NET INCOME	$78,055	$80,963	$117,598	$132,585	$97,355	$95,709

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,643	48,582	48,634	48,578	48,614	48,572
Diluted	48,859	48,738	48,836	48,725	48,810	48,679

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.60	$1.67	$2.42	$2.73	$2.00	$1.97
Diluted	$1.60	$1.66	$2.41	$2.72	$1.99	$1.97

Net Income (Loss) Applicable To Common Stock—By Segment ($000):

Regulated utility	$74,190	$82,130	$108,869	$129,041	$88,864	$97,914

Non-utility operations:
Retail energy-marketing	(183)	(598)	4,627	3,702	4,670	6,412
HVAC:
Commercial	(774)	(231)	(1,272)	(616)	(1,840)	2,128
Residential — operating loss	—	—	—	—	—	(559)
Residential — impairment	—	—	—	—	—	(2,131)

Total major non-utility	(957)	(829)	3,355	3,086	2,830	5,850
Other, principally non-utility activities	4,822	(338)	5,374	458	5,661	(8,055)

Total non-utility	3,865	(1,167)	8,729	3,544	8,491	(2,205)

NET INCOME	$78,055	$80,963	$117,598	$132,585	$97,355	$95,709

WGL Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,

(In thousands)	2004	2003

ASSETS
Property, Plant and Equipment
At original cost	$2,609,621	$2,503,651
Accumulated depreciation and amortization	(722,881)	(657,666)

Net property, plant and equipment	1,886,740	1,845,985

Current Assets
Cash and cash equivalents	77,369	18,432
Accounts receivable, net	414,415	503,256
Storage gas—at cost (first-in, first-out)	36,980	25,386
Other	40,042	61,570

Total current assets	568,806	608,644

Deferred Charges and Other Assets	156,770	151,195

Total Assets	$2,612,316	$2,605,824

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	906,267	868,225
Long-term debt	617,903	623,257

Total capitalization	1,552,343	1,519,655

Current Liabilities
Notes payable and current maturities of long-term debt	146,741	138,949
Accounts payable	163,189	235,713
Other	156,772	164,927

Total current liabilities	466,702	539,589

Deferred Credits	593,271	546,580

Total Capitalization and Liabilities	$2,612,316	$2,605,824

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

COMMON STOCK DATA

March 31, 2004	52 Week
Closing Price	Price Range

$30.10	$30.18-$25.21

	Earnings Per Share			Annualized
	Twelve Months Ended March 31,		P/E	Dividend	Yield

	2004	2003

Basic	$2.00	$1.97	15.1	$1.30	4.3%
Diluted	$1.99	$1.97

FINANCIAL STATISTICS

	Twelve Months Ended

	March 31,	March 31,
	2004	2003

Return on Average Common Equity	11.0%	11.2%
Total Interest Coverage (times)	4.5	4.4
Book Value Per Share (end of period)	$18.63	$17.87
Common Shares Outstanding—end of period (thousands)	48,648	48,583

UTILITY GAS STATISTICS

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands)	2004	2003	2004	2003	2004	2003

Operating Revenues
Gas Sold and Delivered
Residential — Firm	$385,975	$364,258	$623,652	$580,644	$780,272	$715,731
Commercial and Industrial — Firm	113,946	117,874	186,722	184,077	242,552	231,042
Commercial and Industrial — Interruptible	2,106	2,490	4,899	5,929	9,296	8,453
Electric Generation	275	275	417	550	967	1,100

	502,302	484,897	815,690	771,200	1,033,087	956,326

Gas Delivered for Others
Firm	62,887	67,567	108,256	117,833	152,394	149,439
Interruptible	10,952	9,432	21,291	18,924	33,114	30,412
Electric Generation	71	55	150	204	358	727

	73,910	77,054	129,697	136,961	185,866	180,578

	576,212	561,951	945,387	908,161	1,218,953	1,136,904
Other	12,436	58,257	18,575	87,039	50,866	137,377

Total	$588,648	$620,208	$963,962	$995,200	$1,269,819	$1,274,281

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,

(In thousands of therms)	2004	2003	2004	2003	2004	2003

Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	326,491	328,201	523,878	543,691	628,996	651,317
Commercial and Industrial — Firm	105,652	112,769	174,908	187,953	226,583	239,376
Commercial and Industrial — Interruptible	1,952	2,849	4,974	7,336	9,801	11,217

	434,095	443,819	703,760	738,980	865,380	901,910

Gas Delivered for Others
Firm	217,387	227,663	352,811	383,478	466,222	459,849
Interruptible	85,390	80,072	167,284	163,096	261,987	268,747
Electric Generation	11,149	14,794	21,717	37,217	51,745	170,059

	313,926	322,529	541,812	583,791	779,954	898,655

Total	748,021	766,348	1,245,572	1,322,771	1,645,334	1,800,565

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	300,262	276,850	508,032	484,748	734,177	684,739

Number of Customers (end of period)	158,400	162,000	158,400	162,000	158,400	162,000

Electricity Sales
Electricity Sales (thousands of kWhs)	1,692,325	1,808,211	3,406,440	3,731,086	7,223,708	7,701,077

Number of Accounts (end of period)	57,000	77,000	57,000	77,000	57,000	77,000

UTILITY GAS PURCHASED EXPENSE
(excluding off system)	75.41 ¢	72.52 ¢	74.42 ¢	66.33 ¢	74.76 ¢	65.78 ¢

HEATING DEGREE DAYS
Actual	2,328	2,463	3,716	4,106	4,160	4,433
Normal	2,110	2,120	3,472	3,478	3,793	3,801
Percent Colder than Normal	10.3%	16.2%	7.0%	18.1%	9.7%	16.6%

Number of Active Customer Meters (end of period)	987,748	962,954	987,748	962,954	987,748	962,954

RECONCILIATION OF REPORTED GAAP EARNINGS PER SHARE AND ADJUSTED
EARNINGS PER SHARE
(Unaudited)

April 28, 2004

The reconciliation below is provided to demonstrate management’s utilization of historical earnings per share, as derived in accordance with Generally Accepted Accounting Principles (GAAP) of the United States of America, and adjusted earnings per share from normal operations, a non-GAAP measure. This reconciliation is provided to more clearly identify the Company’s results from normal operations and identify certain unique transactions that will not repeat, for example, the first quarter’s one-time depreciation charge mandated by its Virginia regulators. This information should enable investors and analysts to track progress towards achieving the Company’s five-year goals and guidance, which are based on normal weather and uninfluenced by single, one-time, non-repeating transactions.

Utilization of normal weather is an industry standard and it is Company practice to provide estimates and guidance on the basis of normal weather. Among other factors, the Company utilizes a 100-year history to average and trend normal weather patterns useful in forecasting customer usage for revenue and expense projections.

Actual performance and results may vary from normal weather projections and the Company consistently identifies and explains this variation to assist users in the analysis of actual results versus the guidance. There may be other uses for the data and the Company does not imply that this is the only use or the best use of this data for purposes of this analysis.

Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2004 By Quarter

	Actual Fiscal Year 2004 Results
	Quarter Ended

					Year-To-
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$0.81	$1.60			$2.41
Adjustments for:

Colder than normal weather	—	(0.20)			(0.20)
Retroactive depreciation (1/02-11/02) per Virginia rate order	0.04	—			0.04
Net gain on the sale of real estate	—	(0.12)			(0.12)

Adjusted diluted earnings per share from normal operations	$0.85	$1.28			$2.13

Quarterly earnings per share may not sum to annual earnings per share as quarterly calculations are based on weighted average number of common shares outstanding during each of those periods.

Reconciliation of Reported GAAP Earnings Per Share to
Adjusted Earnings Per Share from Normal Operations
Fiscal Year 2003 By Quarter

	Actual Fiscal Year 2003 Results
	Quarter Ended

					Year-To
	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Date

GAAP diluted earnings per share	$1.06	$1.66			$2.72
Adjustments for:

Colder than normal weather	(0.17)	(0.29)			(0.46)
Income tax adjustment related to depreciation	(0.06)				(0.06)
Net gain on the sale of a real estate partnership interest	(0.02)				(0.02)
Net gain on the sale of corporate headquarters		(0.05)			(0.05)

Adjusted diluted earnings per share from normal operations	$0.81	$1.32			$2.13

Quarterly earnings per share may not sum to annual earnings per share as quarterly calculations are based on weighted average number of common shares outstanding during each of those periods.